Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

DATED MAY 16, 2016

This First Supplemental Indenture (this “Supplemental Indenture”), dated May 16, 2016, is made and entered into as of this 2nd day of June, 2016, by and among A.M. Castle & Co., a Maryland corporation (the “Company”), the Guarantors party thereto (as defined in the Indenture (as defined below)) and U.S. Bank National Association, as trustee under the Indenture (the “Trustee”).

RECITALS

A. WHEREAS, the Company, the Guarantors and the Trustee entered into that certain Indenture dated as of February 8, 2016 (the “Indenture”), governing 12.75% Senior Secured Notes due 2018 (the “Notes”) issued by the Company to the Holders.

B. WHEREAS, Section 9.02 of the Indenture provides that, other than certain amendments or waivers as provided therein, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and eligible to vote thereon in compliance with Section 2.09 of the Indenture (collectively, the “Requisite Consent”).

C. WHEREAS, the Company desires and has requested the Trustee to join it and the Guarantors in entering into this Supplemental Indenture for the purposes of amending certain provisions of the Indenture and the Notes as permitted by Section 9.02 of the Indenture.

D. WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate or other action, as applicable, on the part of each of the Company and the Guarantors, and the Company has obtained the Requisite Consent to the amendments set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Holders as follows:

AGREEMENT

1. Definitions. Unless otherwise defined herein, all capitalized terms used herein have the meanings given to them in the Indenture.

2. Amendments to the Indenture. Effective as of May 16, 2016, with respect to all outstanding Notes, the following definitions in “Section 1.01 Definitions” of the Indenture are hereby amended as follows:

(a) The definition of “New Convertible Notes” is deleted and replaced in its entirety with the following:

“New Convertible Notes” means the new 5.25% Senior Secured Convertible Notes due 2019 to be issued by the Company in exchange for the Existing Convertible Notes (i) pursuant to the Transaction Support Agreements and the Convertible Note Exchange Offer or (ii) pursuant to the exemption provided by Section 3(a)(9) of the Securities Act on terms no more advantageous to the holders of such Existing Convertible Notes than the terms under which Supporting Convertible Note Holders exchanged their Existing Convertible Notes in the Private Convertible Note Exchanges were to such Supporting Note Holders.

(b) The definition of “Registered Convertible Note Exchange” is deleted in its entirety.

(c) The definition of “Transactions” is deleted and replaced in its entirety with the following:

“Transactions” means the issuance of the Notes, the issuance of the New Convertible Notes pursuant to the Private Convertible Note Exchanges as contemplated by the Transaction Support Agreements, together with proceeds of borrowings under the Senior Credit Facility and cash on hand, to refinance any Indebtedness of the Company or any Subsidiary outstanding immediately prior to the Issue Date and to pay all fees and expenses related thereto.

(d) The definition of “Transaction Support Agreements” is deleted and replaced in its entirety with the following:

“Transaction Support Agreements” means the separate transaction support agreements entered into effective as of January 15, 2016 (together with any additional transaction support agreements entered subsequently thereto on substantially similar terms to those effective January 15, 2016), as amended and restated effective as of March 16, 2016, and as further amended on May 13, 2016, among the Company, the certain holders of the Company’s Existing Notes and/or Existing Convertible Notes named therein.

3. Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

4. Rights of Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, including its right to be compensated, reimbursed and indemnified, whether or not elsewhere herein so provided. The Trustee makes no representations and shall not be responsible in any manner whatsoever as to the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, or with respect to the consents of the Holders or any documents used in the solicitations of such consents, all of which recitals are made solely by the Company and the Guarantors.

5. Reference to Indenture. Effective as of May 16, 2016, each reference in the Indenture, and in all other agreements, documents, certificates, exhibits and instruments executed pursuant thereto, to “the Indenture,” “hereunder,” “hereof,” “herein” or words of like import referring to the Indenture shall mean and be a reference to the Indenture as amended by this Supplemental Indenture.

6. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

7. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its choice of law provisions.

[signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Supplemental Indenture to be executed by its duly authorized officers as of the date first written above.

A.M. CASTLE & CO.

By:	/s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Chief Financial Officer

Signature Page to Supplemental Indenture

ADVANCED FABRICATING TECHNOLOGY, LLC

By:	/s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Vice President and Treasurer

PARAMONT MACHINE COMPANY, LLC

By:	/s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Vice President and Treasurer

TOTAL PLASTICS, INC.

By:	/s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Vice President

KEYSTONE TUBE COMPANY, LLC

By:	/s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Treasurer

Signature Page to Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President

Signature Page to Supplemental Indenture